Exhibit 99.1

Contact:
Tricia Haugeto
303-386-1193
thaugeto@arraybiopharma.com

Press Release
TWO ARRAY-INVENTED MEK INHIBITORS SHOWCASED AT ASCO
Six Phase 3 / Pivotal Trials with Array’s MEK Inhibitors Advancing
Boulder, Colo., (June 2, 2014) - Two Array BioPharma-invented MEK inhibitors, binimetinib (MEK162) and selumetinib, were showcased at the 50th annual meeting of the American Society of Clinical Oncology (ASCO). At the meeting, preliminary data for the combination of binimetinib and CDK4/6 inhibitor LEE011 (discovered by Novartis Institutes for BioMedical Research in collaboration with Astex Pharmaceuticals) from a Phase 1b/2 dose-escalation study conducted by Novartis in NRAS-mutant melanoma indicates the combination demonstrated an acceptable safety profile for most patients with promising preliminary antitumor activity. Additionally, preliminary data for selumetinib showed favorable clinical activity in pediatric patients with neurofibromatosis type 1 (NF1) and plexiform neurofibromas (PNs).

Array BioPharma Inc. (NASDAQ: ARRY) licensed worldwide rights to develop and commercialize binimetinib to Novartis in 2010 and licensed worldwide rights to develop and commercialize selumetinib to AstraZeneca PLC in 2003.

Three Phase 3 trials with binimetinib in patients with advanced cancer continue to enroll: NRAS-mutant melanoma (NEMO / NCT01763164), low-grade serous ovarian cancer (MILO / NCT01849874) and BRAF-mutant melanoma (COLUMBUS / NCT01909453). NRAS-mutant melanoma represents the first potential indication for binimetinib, with a projected regulatory filing from the NRAS-mutant melanoma study estimated to be in 2015. Three pivotal trials continue to advance with selumetinib in advanced cancer patients: second-line KRAS-mutant advanced or metastatic NSCLC (SELECT-1 / NCT01933932), differentiated thyroid cancer (ASTRA / NCT01843062) and metastatic uveal melanoma (SUMIT / NCT01974752). In addition, AstraZeneca announced that it is considering a new Phase 3 investment in first-line KRAS-mutant NSCLC. Uveal melanoma represents the first potential indication for selumetinib, with a projected regulatory filing in 2015.

Binimetinib and Novartis compound LEE011 in NRAS-mutant melanoma
The Phase 1b/2 study with binimetinib and Novartis CDK4/6 inhibitor LEE011 showed promising preliminary antitumor activity in NRAS-mutant melanoma patients. As of March 21, 2014, 22 patients were enrolled. Of 21 evaluable patients, seven achieved a partial response (33%, 3 confirmed, 4 unconfirmed) and 11 had stable disease (52%). Several patients experienced early tumor shrinkage with major symptomatic improvement; 12 patients remain on treatment (55%, duration 2 to 8 months). Common treatment-related adverse events included elevated creatine phosphokinase (CPK) and creatinine; skin, hematologic and gastrointestinal events; edema; and fatigue.

“NRAS-mutant melanoma has poor prognosis with no approved targeted therapies,” said Kevin B. Kim, M.D., Associate Professor, Department of Melanoma Medical Oncology, The University of Texas MD Anderson Cancer Center.  “Simultaneous inhibition of MEK and CDK4/6 could suppress the activation of two major signaling pathways associated with NRAS mutations and may provide the benefits of additive efficacy over single-agent therapy.”

Melanoma is the fifth most common cancer among men and the seventh most common cancer among women in the United States, with 76,000 new cases and over 9,700 deaths from the disease projected in 2014. Novel therapies that target the RAS/RAF/MEK/ERK pathway have a strong scientific rationale for activity in this disease, as melanoma is often characterized by activating mutations in BRAF (approximately 50% of patients) and NRAS (15% to 20% of patients). There are presently no approved therapies specifically targeting NRAS-mutant melanoma.

Selumetinib in NF1
A Phase 1 study with selumetinib showed early encouraging clinical activity in pediatric patients with NF1 and PNs. Eleven of 18 patients (61%) achieved a partial response, defined as a greater than or equal to 20% improvement. Common treatment-related adverse events included acneiform rash, asymptomatic CPK elevation, nausea, vomiting, diarrhea, abdominal pain and fatigue. All toxicities were reversible.
Binimetinib and Novartis compound BYL719 in RAS- or BRAF-mutant solid tumors
The Phase 1b study with binimetinib and Novartis PI3K inhibitor, BYL719, in patients with RAS- and BRAF-mutant solid tumors (over 10 tumor types) was presented, with encouraging preliminary antitumor activity in patients with KRAS-mutant ovarian cancer. Three out of four (75%) ovarian cancer patients achieved a partial response. In the overall study population, the most common dose-limiting toxicities and treatment‑related adverse events included gastrointestinal events and rashes.
About MEK, Selumetinib and Binimetinib
MEK is a key protein kinase in the RAS/RAF/MEK/ERK pathway, which signals cancer cell proliferation and survival. MEK has been shown to be frequently activated in cancers, such as non-small cell lung, colorectal, melanoma, ovarian and thyroid, which have mutations in the RAS/RAF/MEK/ERK pathway. Selumetinib and binimetinib are each a potent, selective, inhibitor of MEK1/2 in development for a broad range of cancers.

About Array BioPharma
Array BioPharma Inc. is a biopharmaceutical company focused on the discovery, development and commercialization of targeted small molecule drugs to treat patients afflicted with cancer. Seven Phase 3 or pivotal studies are already in progress, or are planned to begin this year. These programs include the wholly-owned hematology drug, filanesib

(ARRY-520) for multiple myeloma and two partnered cancer drugs, selumetinib (AstraZeneca) and binimetinib (MEK162 / Novartis). For more information on Array, please go to www.arraybiopharma.com.

Forward-Looking Statement
This press release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995, including statements about the timing of completion or initiation of further trials involving binimetinib and selumetnib, the potential for the results of ongoing clinical trials to support regulatory approval or the marketing success of binimetinib and selumetinib, and future plans to progress and develop binimetinib and selumetinib. These statements involve significant risks and uncertainties, including those discussed in the most recent annual report filed on form 10-K and other reports filed by Array with the Securities and Exchange Commission. Because these statements reflect current expectations concerning future events, actual results could differ materially from those anticipated in these forward-looking statements as a result of many factors. These factors include, but are not limited to, the ability of Novartis and AstraZeneca to continue to fund and successfully progress research and development efforts with respect to binimetinib and selumetinib; risks associated with dependence on collaborators for the clinical development and commercialization of out-licensed drug candidates, including binimetinib and selumetinib; the ability to effectively and timely conduct clinical trials in light of increasing costs and difficulties in locating appropriate trial sites and in enrolling patients who meet the criteria for certain clinical trials; and risks associated with dependence on third-party service providers to successfully conduct clinical trials within and outside the United States. Array is providing this information as of June 2, 2014 and undertakes no duty to update any forward-looking statements to reflect the occurrence of events or circumstances after the date of such statements or of anticipated or unanticipated events that alter any assumptions underlying such statements.

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